Exhibit 99.1

FOR IMMEDIATE RELEASE
February 14, 2017

Owens & Minor Reports 4th Quarter & Full-Year 2016
Financial Results

•	Consolidated annual revenues were $9.72 billion

•	Operating earnings for 2016 were $200 million; adjusted operating earnings were $224 million

•	Diluted EPS for the year was $1.76, while adjusted diluted EPS was $2.05

•	Company provides long-range financial outlook

RICHMOND, VA…Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the year ended December 31, 2016, including consolidated revenues of $9.72 billion, which declined 0.5% when compared to the prior year. Net income for 2016 improved nearly $5.4 million to $109 million, or $1.76 per diluted share. Adjusted net income (non-GAAP) was $127 million, or $2.05 per diluted share. Continued progress with transformation agenda initiatives, including on-going cost reduction efforts, contributed positively to results, largely offsetting the negative impact of the previously discussed transition of a large customer during the third quarter, as well as continuing margin pressure. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

Consolidated operating earnings for 2016 were $200 million, or 2.05% of revenues, essentially unchanged when compared to last year’s operating earnings. Adjusted consolidated operating earnings (non-GAAP) for the full year were $224 million, or 2.31% of revenues, representing a decline of 1.3%, when compared to the prior year period.

“We had a solid year in 2016, driven by focused execution and the dedication of our teammates against a backdrop of challenging industry dynamics,” said Cody Phipps, president & chief executive officer of Owens & Minor. “As we have discussed, we will continue to face headwinds throughout 2017. Our focus now is on executing our strategic plan to reposition our company for long-term success.”

Fourth Quarter 2016 Results
For the fourth quarter of 2016, consolidated revenues were $2.37 billion, representing a decline of 4.8%, when compared to revenues in the fourth quarter of 2015. The revenue decline reflects the previously discussed exit of a large West Coast customer during the third quarter. In addition, there was one less selling day in the fourth quarter of 2016 than in the prior year fourth quarter. Quarterly net income was $27.1 million, or $0.45 per diluted share. Adjusted net income (non-GAAP) for the quarter was $31.6 million, or $0.52 per diluted share.

Consolidated operating earnings for the fourth quarter of 2016 declined $8.9 million to $49.0 million, when compared to the same period last year. Adjusted consolidated operating earnings (non-GAAP) for the fourth quarter of 2016 were $53.7 million, a decrease of $9.4 million compared to last year. The quarterly changes resulted from the same factors that affected the annual results.

Asset Management
The balance of cash and cash equivalents was $185 million at December 31, 2016, compared to cash of $161 million at December 31, 2015. For the year, the company reported operating cash flow of $187 million, compared to $270 million in the prior year. The decrease was driven primarily by changes in working capital. Asset management metrics, as of the end of the year, included consolidated days sales outstanding (DSO) of 23.1 compared to 21.0 days for 2015; consolidated inventory turns were 9.2 for 2016, compared to 9.4 for 2015.

Segment Results
For the full year of 2016, Domestic segment revenue increased slightly by 0.2% to $9.19 billion, when compared to the prior year. Fourth quarter Domestic segment revenues were $2.24 billion, representing a decrease of 3.8% from the prior year’s fourth quarter. The decline resulted primarily from the previously announced exit of a large customer and one less selling day in the fourth quarter of 2016 when compared to the prior year.

For the full year, Domestic segment operating earnings were $165 million, an increase of $2.6 million when compared to the prior year. For the fourth quarter of 2016, Domestic segment operating earnings were $39.3 million, a decline of $5.2 million when compared to the same period of 2015. Segment operating earnings reflected a decline in income from manufacturer product price changes and the customer exit in the third quarter, partially offset by expense control initiatives.

For the International segment, full-year revenues decreased 7.8% to $344 million, while quarterly revenues decreased 4.0% to $87.8 million. Revenues were affected by the unfavorable foreign currency impacts of $10.6 million and $23.4 million for the quarter and full year, respectively, as well as the previously discussed exit of a U.K. customer in July 2015. Excluding these factors, revenues for the quarter and full year were favorable when compared to the prior year. For the year, the International segment reported operating earnings of $5.6 million, which improved $2.4 million from the prior year. The gains were derived primarily from steps taken to reposition the business and improve operating costs and efficiencies. For the fourth quarter of 2016, operating earnings for the International segment improved to $2.2 million.

Clinical & Procedural Solutions (CPS) full-year revenues decreased 4.0% to $540 million, while quarterly revenues decreased 14.4% to $131 million. For the year, operating earnings were $53.8 million, a decline of 13.1%, when compared to the same period last year. As for the fourth quarter of 2016, operating earnings for the CPS segment declined $6.4 million to $11.9 million. CPS results reflect the impact of lower revenues in the third and fourth quarters largely attributed to a short-term customer contract in late 2015 which did not recur in the current year, as well as certain production challenges in capacity and workforce availability.

“Although 2016 was a challenging year, we achieved our goals despite facing a variety of external market pressures,” said Randy Meier, executive vice president & chief financial officer, and president-International of Owens & Minor. “Looking ahead, we believe the challenges will persist into 2017, even as we continue to work on reducing our fixed costs. At the same time, we have initiated our new strategic plan, which will enable us to modernize our platform, invest in talent, and develop new growth opportunities.”

Financial Guidance and Outlook
Owens & Minor is providing the following financial guidance and outlook. Based on the ongoing challenges within the Domestic business, including the loss of a large Domestic customer, as well as ongoing margin pressures resulting from changing market dynamics, the company expects 2017 diluted earnings on an adjusted basis (Non-GAAP) to be in the range of $1.75 to $1.85 per share. Based on the initiatives in our new strategic plan and associated investments, the company is providing guidance for 2018 of $2.05 to $2.20 per diluted share on an adjusted basis (Non-GAAP). The company believes that its strategic plan and the investments it is making will enable Owens & Minor to achieve its stated long-term goal of high single-digit growth rates in subsequent years.

Although the company does provide guidance for adjusted earnings per share (which is a Non-GAAP financial measure), it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for the company to forecast. Such elements include, but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance is provided.

“We are keenly aware of the challenges and opportunities that are part of repositioning our business in a rapidly changing healthcare market,” said Phipps. “I am confident that the changes we are making today will position Owens & Minor for the future and enhance our ability to provide exceptional value to all of our stakeholders.”

The outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

2017 Investor Day
The company will host its Investor Day on March 16, 2017, in New York. Registration details are available on the company website. A webcast of the presentation will be available on www.owens-minor.com.

Investors Conference Call & Supplemental Material
Conference Call: Company executives will host a conference call, which will also be webcast, on Wednesday, February 15, 2017, at 8:30 a.m. EST. The access code for this event is #61230570. The dial-in number for the live conference call is 866-393-1604; the international dial-in number is 224-357-2191; and a replay of the call will be available for one week by calling 855-859-2056. A webcast of the event and a corresponding slide presentation will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including financial guidance for 2017 and 2018 and growth rates in subsequent years. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to our annual report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
Net revenue	$2,368,361	$2,487,914
Cost of goods sold	2,073,381	2,175,632
Gross margin	294,980	312,282
Distribution, selling and administrative expenses	243,480	250,171
Acquisition-related and exit and realignment charges	4,701	6,647
Other operating income, net	(2,209)	(2,489)
Operating earnings	49,008	57,953
Interest expense, net	6,733	6,845
Income before income taxes	42,275	51,108
Income tax provision	15,170	19,040
Net income	$27,105	$32,068

Net income per common share:
Basic	$0.45	$0.51
Diluted	$0.45	$0.51

	Twelve Months Ended December 31,
	2016	2015
Net revenue	$9,723,431	$9,772,946
Cost of goods sold	8,536,121	8,558,373
Gross margin	1,187,310	1,214,573
Distribution, selling and administrative expenses	970,424	993,783
Acquisition-related and exit and realignment charges	24,675	28,404
Other operating income, net	(7,388)	(7,973)
Operating earnings	199,599	200,359
Interest expense, net	27,057	27,149
Income before income taxes	172,542	173,210
Income tax provision	63,755	69,801
Net income	$108,787	$103,409

Net income per common share:
Basic	$1.76	$1.65
Diluted	$1.76	$1.65

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	December 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$185,488	$161,020
Accounts and notes receivable, net	606,084	587,935
Merchandise inventories	916,311	940,775
Other current assets	254,156	284,970
Total current assets	1,962,039	1,974,700
Property and equipment, net	191,718	208,930
Goodwill, net	414,936	419,619
Intangible assets, net	82,511	95,250
Other assets, net	66,548	75,277
Total assets	$2,717,752	$2,773,776
Liabilities and equity
Current liabilities
Accounts payable	$750,750	$710,609
Accrued payroll and related liabilities	45,051	45,907
Other current liabilities	238,837	307,073
Total current liabilities	1,034,638	1,063,589
Long-term debt, excluding current portion	564,583	568,495
Deferred income taxes	90,383	86,326
Other liabilities	68,110	62,776
Total liabilities	1,757,714	1,781,186
Total equity	960,038	992,590
Total liabilities and equity	$2,717,752	$2,773,776

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Twelve Months Ended December 31,
	2016	2015

Operating activities:
Net income	$108,787	$103,409
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	55,393	65,982
Share-based compensation expense	12,042	11,306
Deferred income tax expense (benefit)	4,218	(6,101)
Provision for losses on accounts and notes receivable	377	(24)
Changes in operating assets and liabilities:
Accounts and notes receivable	(25,244)	18,333
Merchandise inventories	22,589	(69,727)
Accounts payable	43,430	114,011
Net change in other assets and liabilities	(37,559)	30,177
Other, net	2,901	2,231
Cash provided by operating activities	186,934	269,597

Investing activities:
Additions to computer software and intangible assets	(9,819)	(16,085)
Additions to property and equipment	(20,302)	(20,531)
Proceeds from the sale of property and equipment	5,375	143
Cash used for investing activities	(24,746)	(36,473)

Financing activities:
Proceeds from (repayment of) revolving credit facility	—	(33,700)
Cash dividends paid	(63,382)	(63,651)
Repurchases of common stock	(71,028)	(20,000)
Excess tax benefits related to share-based compensation	761	646
Other, net	(8,294)	(7,528)
Cash used for financing activities	(141,943)	(124,233)

Effect of exchange rate changes on cash and cash equivalents	4,223	(4,643)

Net increase in cash and cash equivalents	24,468	104,248
Cash and cash equivalents at beginning of period	161,020	56,772
Cash and cash equivalents at end of period	$185,488	$161,020

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015

Consolidated operating results:
Net revenue	$2,368,361	$2,415,601	$2,483,676	$2,455,793	$2,487,914

Gross margin	$294,980	$296,275	$299,420	$296,636	$312,282
Gross margin as a percent of revenue	12.46%	12.27%	12.06%	12.08%	12.55%

Distribution, selling & administrative expenses	$243,480	$241,305	$242,914	$242,725	$250,172
Distribution, selling & administrative expenses as a percent of revenue	10.28%	9.99%	9.78%	9.88%	10.06%

Operating earnings, as reported (GAAP)	$49,008	$53,568	$52,054	$44,970	$57,953
Acquisition-related charges (1)	286	597	730	(399)	4,048
Exit and realignment charges (2)	4,415	2,142	6,022	10,882	2,599
Other (3)	—	—	—	—	(1,500)
Operating earnings, adjusted (Non-GAAP)	$53,709	$56,307	$58,806	$55,453	$63,100
Operating earnings as a percent of revenue (GAAP)	2.07%	2.22%	2.10%	1.83%	2.33%
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.27%	2.33%	2.37%	2.26%	2.54%
		.
Net income, as reported (GAAP)	$27,105	$29,831	$27,716	$24,135	$32,068
Acquisition-related charges (1)	286	597	730	(399)	4,048
Income tax expense (benefit) (4)	67	(221)	(164)	152	77
Exit and realignment charges (2)	4,415	2,142	6,022	10,882	2,599
Income tax expense (benefit) (4)	(289)	(794)	(2,081)	(3,506)	(2,163)
Other (3)	—	—	—	—	(1,500)
Income tax expense (benefit) (4)	—	—	—	—	—
Net income, adjusted (Non-GAAP)	$31,584	$31,555	$32,223	$31,264	$35,129

Net income per diluted common share, as reported (GAAP)	$0.45	$0.48	$0.45	$0.39	$0.51
Acquisition-related charges, after-tax (1)	—	0.01	0.01	—	0.07
Exit and realignment charges, after-tax (2)	0.07	0.02	0.06	0.11	—
Other, after-tax (3)	—	—	—	—	(0.02)
Net income per diluted common share, adjusted (Non-GAAP)	$0.52	$0.51	$0.52	$0.50	$0.56

Financing:
Cash and cash equivalents	$185,488	$213,096	$138,951	$190,323	$161,020
Total interest-bearing debt	$569,387	$570,263	$571,143	$572,318	$573,521

Stock information:
Cash dividends per common share	$0.255	$0.255	$0.255	$0.255	$0.2525
Stock price at quarter-end	$35.29	$34.73	$37.38	$40.42	$35.98

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related charges in 2016 primarily related to costs incurred to settle certain obligations and address other on-going matters associated with the acquisitions of ArcRoyal and Medical Action. The gain in the first quarter related to the sale of property acquired with the Medical Action acquisition. Charges in 2015 consisted primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to the former owner and costs to transition information technology and other administrative functions.
(2) Charges in 2016 were associated with severance activities (including our voluntary employee separation program in the first quarter of 2016), and other costs associated with our strategic organizational realignment which included asset write-downs, certain professional fees and costs to streamline administrative functions and processes in the United States and Europe. Similar charges in 2015 also included the consolidation of distribution and logistics centers and closure of offsite warehouses.
(3) The fourth quarter of 2015 included a partial recovery of $1.5 million related to a contract settlement in the United Kingdom for which $3.9 million was expensed in 2014. Both the 2015 recovery and the 2014 settlement expense were recorded in other operating income, net.
(4)These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation. Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Three Months Ended December 31,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$2,236,887	94.45%	$2,326,124	93.50%
International	87,813	3.71%	91,493	3.68%
CPS	130,558	5.51%	152,587	6.13%
Total segment net revenue	2,455,258		2,570,204
Inter-segment revenue
CPS	(86,897)	(3.67)%	(82,290)	(3.31)%
Total inter-segment revenue	(86,897)		(82,290)
Consolidated net revenue	$2,368,361	100.00%	$2,487,914	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$39,293	1.76%	$44,466	1.91%
International	2,193	2.50%	706	0.77%
CPS	11,933	9.14%	18,296	11.99%
Inter-segment eliminations	290		(368)
Acquisition-related and exit and realignment charges (1)	(4,701)		(6,647)
Other (2)	—		1,500
Consolidated operating earnings	$49,008	2.07%	$57,953	2.33%

Depreciation and amortization:
Domestic	$7,070		$7,834
International	3,992		4,473
CPS	2,149		1,803
Consolidated depreciation and amortization	$13,211		$14,110

Capital expenditures:
Domestic	$4,059		$3,911
International	4,820		133
CPS	478		375
Consolidated capital expenditures	$9,357		$4,419

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Twelve Months Ended December 31,
	2016		2015
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Domestic	$9,191,574	94.53%	$9,176,855	93.90%
International	343,674	3.53%	372,638	3.81%
CPS	539,580	5.55%	561,812	5.75%
Total segment net revenue	10,074,828		10,111,305
Inter-segment revenue
CPS	(351,397)	(3.61)%	(338,359)	(3.46)%
Total inter-segment revenue	(351,397)		(338,359)
Consolidated net revenue	$9,723,431	100.00%	$9,772,946	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$165,495	1.80%	$162,944	1.78%
International	5,596	1.63%	3,198	0.86%
CPS	53,799	9.97%	61,932	11.02%
Inter-segment eliminations	(616)		(811)
Acquisition-related and exit and realignment charges (1)	(24,675)		(28,404)
Other (2)	—		1,500
Consolidated operating earnings	$199,599	2.05%	$200,359	2.05%

Depreciation and amortization:
Domestic	$29,469		$34,425
International	17,117		18,903
CPS	8,807		8,180
Consolidated depreciation and amortization	$55,393		$61,508

Capital expenditures:
Domestic	$14,333		$17,310
International	12,874		18,158
CPS	2,914		1,148
Consolidated capital expenditures	$30,121		$36,616

	December 31, 2016	December 31, 2015
Total assets:
Domestic	$1,778,481	$1,785,676
International	352,898	406,787
CPS	400,885	420,293
Segment assets	2,532,264	2,612,756
Cash and cash equivalents	185,488	161,020
Consolidated total assets	$2,717,752	$2,773,776

(1) The year ended December 31, 2015 included $4.5 million in accelerated amortization related to an information system that was replaced.
(2) Contract settlement claim in 2014 of which $1.5 million was recovered in 2015.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Numerator:
Net income	$27,105	$32,068	$108,787	$103,409
Less: income allocated to unvested restricted shares	(289)	(307)	(1,147)	(925)
Net income attributable to common shareholders - basic	26,816	31,761	107,640	102,484
Add: undistributed income attributable to unvested restricted shares -basic	79	107	297	235
Less: undistributed income attributable to unvested restricted shares -diluted	(79)	(107)	(297)	(235)
Net income attributable to common shareholders - diluted	$26,816	$31,761	$107,640	$102,484
Denominator:
Weighted average shares outstanding — basic	60,259	61,771	61,093	62,116
Dilutive shares - stock options	—	—	—	1
Weighted average shares outstanding — diluted	60,259	61,771	61,093	62,117
Net income per share attributable to common shareholders:
Basic	$0.45	$0.51	$1.76	$1.65
Diluted	$0.45	$0.51	$1.76	$1.65